As filed with the Securities and Exchange Commission on August 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170883

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-135388

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172837

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204566

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-46680

UNDER

THE SECURITIES ACT OF 1933

GrafTech International Ltd.

(Exact name of registrant as specified in its charter)

Delaware	27-2496053
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, Ohio 44131

(216) 676-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

GrafTech International Holdings Inc. Savings Plan

GrafTech International Ltd. 2005 Equity Incentive Plan

UCAR Carbon Savings Plan

GrafTech International Ltd. Management Stock Incentive Plan (Original Version)

GrafTech International Ltd. 1995 Equity Incentive Plan

GrafTech International Ltd. Management Stock Incentive Plan (Senior Version)

GrafTech International Ltd. 1996 Mid-Management Equity Incentive Plan

GrafTech International Ltd. Management Stock Incentive Plan (Mid-Management Version)

GrafTech International Ltd. Savings Plan

UCAR International Inc. Compensation Deferral Program

(Full Title of the Plan)

John D. Moran, Esq.

Vice President, General Counsel & Secretary

GrafTech International Ltd.

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, Ohio 44131

(216) 676-2000

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

Michael J. Aiello, Esq.

Jackie Cohen, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by GrafTech International Ltd., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-204566), filed with the Commission on May 29, 2015, pertaining to the registration of 1,000,000 shares of Common Stock of the Company, relating to the GrafTech International Holdings Inc. Savings Plan.

•	Registration Statement on Form S-8 (No. 333-172837), filed with the Commission on March 15, 2011, pertaining to the registration of 1,000,000 shares of Common Stock of the Company, relating to the GrafTech International Ltd. Savings Plan.

•	Registration Statement on Form S-8 (No. 333-170883), filed with the Commission on November 30, 2010, pertaining to the registration of 4,000,000 shares of Common Stock of the Company, relating to the GrafTech International Ltd. 2005 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-135388), filed with the Commission on June 28, 2006, as amended by Post-Effective Amendment No. 1 (No. 333-135388), filed with the Commission on November 30, 2010, pertaining to the registration of 4,800,000 shares of Common Stock of the Company, relating to the GrafTech International Ltd. 2005 Equity Incentive Plan, UCAR Carbon Savings Plan, GrafTech International Ltd. Management Stock Incentive Plan (Original Version), GrafTech International Ltd. 1995 Equity Incentive Plan, GrafTech International Ltd. Management Stock Incentive Plan (Senior Version), GrafTech International Ltd. 1996 Mid-Management Equity Incentive Plan, and GrafTech International Ltd. Management Stock Incentive Plan (Mid-Management Version).

•	Registration Statement on Form S-8 (No. 333-46680), filed with the Commission on September 27, 2000, pertaining to UCAR International Inc.’s unsecured obligations to pay deferred compensation in accordance with the terms of the UCAR International Inc. Compensation Deferral Program.

On May 17, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with BCP IV GrafTech Holdings LP, a Delaware limited partnership (“BCP IV”), and Athena Acquisition Subsidiary Inc., a Delaware corporation and wholly-owned subsidiary of BCP IV (“Acquisition Sub”), providing for, among other things, the merger of

Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by BCP IV. The Merger became effective at 8:00 AM on August 17, 2015 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than (i) shares owned by BCP IV, Acquisition Sub or the Company, (ii) shares held by any subsidiary of the Company or BCP IV (other than Acquisition Sub), and (iii) any shares as to which the holders thereof have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Delaware law) was cancelled and converted into the right to receive $5.05 per share in cash, without interest thereon and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Independence, State of Ohio, on August 31, 2015.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Joel L. Hawthorne
Name: Joel L. Hawthorne Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on August 31, 2015 in the capacities indicated.

Signature	Title

/s/ Joel L. Hawthorne Joel L. Hawthorne	President and Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Quinn J. Coburn Quinn J. Coburn	Vice President Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ J. Peter Gordon J. Peter Gordon	Director